Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2017 Earnings; Updates Guidance for FY 2017; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--February 22, 2017--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $37.0 million, or $1.14 per diluted share, for the first quarter ended January 22, 2017, compared with $33.9 million, or $0.94 per diluted share, for the first quarter of fiscal 2016.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $1.18 in the first quarter of fiscal 2017 compared with $0.93 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	Sixteen Weeks Ended
	January 22, 2017	January 17, 2016
Diluted earnings per share from continuing operations – GAAP	$1.14	$0.94
Restructuring charges	0.04	—
Gains from refranchising	—	(0.01)
Operating earnings per share – Non-GAAP	$1.18	$0.93

During fiscal 2016, the company announced plans to reduce general and administrative costs. A comprehensive review of its organizational structure identified cost savings from workforce reductions, relocation and consolidation of the Qdoba corporate support center, refranchising initiatives, and information technology synergies across both brands. As a result, restructuring charges of $2.0 million, or approximately $0.04 per diluted share, were recorded during the first quarter of fiscal 2017. Charges consist primarily of facility closing costs and employee severance pay. These charges are included in “impairment and other charges, net” in the accompanying condensed consolidated statements of earnings.

Lenny Comma, chairman and chief executive officer, said, “Our first quarter results were mixed, with solid results at the Jack in the Box® brand offset by lower than expected sales and disappointing margins at Qdoba®. We are intent on improving the performance of the Qdoba brand with priorities focused on driving sales growth and managing labor and food costs more effectively.

“We were pleased that Jack in the Box system same-store sales outperformed sluggish industry trends during the quarter. And despite the weaker Qdoba results, our commitments to reduce G&A and to return cash to shareholders contributed to a 27 percent increase in operating earnings per share for the quarter.

“Consistent with restaurant and retail industry data, we've seen an abrupt downturn in February sales trends for both brands. We believe some of this slowdown may be attributable to delayed tax refunds, as well as record rainfall and flooding in California over the past few weeks which have impacted our Jack in the Box results.

“We've made good progress on our refranchising initiative, and as of today, have signed non-binding letters of intent with franchisees to sell approximately 75 restaurants in several different markets.”

Increase/(decrease) in same-store sales:

	Sixteen Weeks Ended
	January 22, 2017 *	January 17, 2016
Jack in the Box:
Company	0.6%	0.5%
Franchise	3.9%	1.8%
System	3.1%	1.4%
Qdoba:
Company	(1.4)%	1.5%
Franchise	(0.5)%	2.1%
System	(1.0)%	1.8%

*Note: Due to the transition from a 53-week to a 52-week fiscal year, year-over-year fiscal period comparisons are offset by one week. The change in same-store sales presented in the 2017 column uses comparable calendar periods to balance the one-week shift and to provide a clearer year-over-year comparison.

Jack in the Box system same-store sales increased 3.1 percent for the quarter and exceeded the QSR sandwich segment by 1.6 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 16-week time period ended January 22, 2017. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales increased 0.6 percent in the first quarter, with average check up 4.9 percent.

Qdoba same-store sales decreased 1.0 percent system-wide and 1.4 percent for company restaurants in the first quarter. Company same-store sales reflected a 2.5 percent decrease in transactions, partially offset by growth in average check and catering sales.

Consolidated restaurant operating margin decreased by 90 basis points to 18.6 percent of sales in the first quarter of 2017, compared with 19.5 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants increased 70 basis points to 21.6 percent of sales. The increase was due primarily to lower costs for food and packaging, partially offset by minimum wage increases in California that went into effect in January 2016 and January 2017. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of commodity deflation of approximately 5.6 percent in the quarter, favorable product mix changes and menu price increases. Restaurant operating margin for Qdoba company restaurants decreased 350 basis points to 13.1 percent of sales. The decrease was due primarily to the impact of new restaurant openings over the last 12 months, sales deleverage, labor staffing inefficiencies and wage inflation, and higher costs for food and packaging. The increase in food and packaging costs as a percentage of sales was impacted by increased promotional activity, partially offset by the benefits from commodity deflation of approximately 3.0 percent in the quarter.

Franchise margin as a percentage of total franchise revenues improved to 54.2 percent in the first quarter from 51.5 percent in the prior year quarter. The improvement was due primarily to higher royalty revenue and rental income from Jack in the Box franchised restaurants resulting from increases in franchise average unit volumes, and a decrease in franchise costs.

SG&A expense for the first quarter decreased by $10.2 million and was 11.4 percent of revenues as compared to 14.0 percent in the prior year quarter. Key items contributing to the decrease were the impact of the company's restructuring activities, including a $2.9 million decrease in pension and postretirement benefits, as well as a $1.7 million decrease in incentive compensation.

Interest expense, net, increased by $4.5 million in the first quarter due to increased leverage and a higher effective interest rate for 2017.

The tax rate for the first quarter of 2017 was 38.7 percent versus 37.6 percent for the first quarter of 2016. The higher tax rate in the first quarter of 2017 was due primarily to a decrease in work opportunity tax credits.

Capital Allocation

The company repurchased approximately 992,000 shares of its common stock in the first quarter of 2017 at an average price of $109.04 per share for an aggregate cost of $108.1 million. This leaves approximately $300 million remaining under stock buyback programs authorized by the company's Board of Directors.

The company also announced today that on February 21, 2017, its Board of Directors declared a quarterly cash dividend of $0.40 per share on the company’s common stock. The dividend is payable on March 20, 2017, to shareholders of record at the close of business on March 7, 2017.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 16, 2017, and fiscal year ending October 1, 2017. Fiscal 2017 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters. Fiscal 2016 was a 53-week year, with the additional week occurring in the fourth quarter.

Second quarter fiscal year 2017 guidance

  Same-store sales of flat to down 2.0 percent at Jack in the Box system restaurants versus flat same-store sales in the year-ago quarter.
  Same-store sales of down 1.0 to 3.0 percent at Qdoba company restaurants versus a 3.1 percent increase in the year-ago quarter.

Fiscal year 2017 guidance

  Same-store sales increase of approximately 2.0 percent at Jack in the Box system restaurants.
  Same-store sales of approximately flat at Qdoba company restaurants.
  Commodity deflation of approximately flat to down 1.0 percent for both Jack in the Box and Qdoba.
  Consolidated restaurant operating margin of approximately 19.5 to 20.0 percent, depending on the timing of refranchising transactions and the margins associated with the restaurants sold.
  SG&A as a percentage of revenues of approximately 11.0 to 11.5 percent as compared to 12.7 percent in fiscal 2016.
  Impairment and other charges as a percentage of revenues of approximately 70 basis points, excluding restructuring charges.
  Approximately 20 to 25 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 50 to 60 new Qdoba restaurants, of which approximately 30 are expected to be company locations.
  Capital expenditures of approximately $100 million.
  Tax rate of approximately 38.0 to 39.0 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $4.25 to $4.45. This guidance assumes share repurchases of approximately $408 million during the year, representing the amount remaining under Board authorizations at the beginning of the fiscal year.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, February 23, 2017, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on February 23, 2017.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	Sixteen Weeks Ended
	January 22, 2017	January 17, 2016
Diluted earnings per share from continuing operations – GAAP	$1.14	$0.94
Restructuring charges	0.04	—
Gains from refranchising	—	(0.01)
Operating earnings per share – Non-GAAP	$1.18	$0.93

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	January 22, 2017	January 17, 2016
Revenues:
Company restaurant sales	$367,270	$353,221
Franchise rental revenues	71,469	69,738
Franchise royalties and other	49,194	47,864
	487,933	470,823
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	108,936	108,911
Payroll and employee benefits	106,921	97,907
Occupancy and other	83,044	77,699
Total company restaurant costs	298,901	284,517
Franchise occupancy expenses	51,449	52,219
Franchise support and other costs	3,838	4,862
Selling, general and administrative expenses	55,708	65,872
Impairment and other charges, net	5,057	1,657
Gains on the sale of company-operated restaurants	(137)	(818)
	414,816	408,309
Earnings from operations	73,117	62,514
Interest expense, net	12,717	8,175
Earnings from continuing operations and before income taxes	60,400	54,339
Income taxes	23,366	20,442
Earnings from continuing operations	37,034	33,897
Losses from discontinued operations, net of income tax benefit	(1,105)	(676)
Net earnings	$35,929	$33,221

Net earnings per share - basic:
Earnings from continuing operations	$1.15	$0.96
Losses from discontinued operations	(0.03)	(0.02)
Net earnings per share (1)	$1.12	$0.94
Net earnings per share - diluted:
Earnings from continuing operations	$1.14	$0.94
Losses from discontinued operations	(0.03)	(0.02)
Net earnings per share (1)	$1.11	$0.92

Weighted-average shares outstanding:
Basic	32,168	35,458
Diluted	32,442	35,946

Cash dividends declared per common share	$0.40	$0.30

____________________________

(1)	Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	January 22, 2017	October 2, 2016
ASSETS
Current assets:
Cash	$6,090	$17,030
Accounts and other receivables, net	54,711	73,360
Inventories	8,344	8,229
Prepaid expenses	12,631	40,398
Assets held for sale	18,357	14,259
Other current assets	2,371	2,129
Total current assets	102,504	155,405
Property and equipment, at cost	1,596,676	1,605,576
Less accumulated depreciation and amortization	(899,077)	(886,526)
Property and equipment, net	697,599	719,050
Intangible assets, net	13,793	14,042
Goodwill	166,045	166,046
Other assets, net	278,616	290,469
	$1,258,557	$1,345,012
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$55,931	$55,935
Accounts payable	30,052	40,736
Accrued liabilities	134,701	181,250
Total current liabilities	220,684	277,921
Long-term debt, net of current maturities	985,588	935,372
Other long-term liabilities	325,526	348,925
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,824,541 and 81,598,524 issued, respectively	818	816
Capital in excess of par value	445,147	432,564
Retained earnings	1,422,614	1,399,721
Accumulated other comprehensive loss	(170,388)	(187,021)
Treasury stock, at cost, 50,182,807 and 49,190,992 shares, respectively	(1,971,432)	(1,863,286)
Total stockholders’ deficit	(273,241)	(217,206)
	$1,258,557	$1,345,012

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 22, 2017	January 17, 2016
Cash flows from operating activities:
Net earnings	$35,929	$33,221
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,987	28,514
Deferred finance cost amortization	1,123	823
Excess tax benefits from share-based compensation arrangements	(3,981)	(2,020)
Deferred income taxes	2,239	(2,128)
Share-based compensation expense	3,814	4,088
Pension and postretirement expense	1,297	4,149
Losses on cash surrender value of company-owned life insurance	326	2,466
Gains on the sale of company-operated restaurants	(137)	(818)
Losses on the disposition of property and equipment	699	651
Impairment charges and other	1,871	446
Changes in assets and liabilities:
Accounts and other receivables	19,378	(4,204)
Inventories	(115)	(495)
Prepaid expenses and other current assets	31,506	1,205
Accounts payable	(5,487)	7,386
Accrued liabilities	(43,328)	(25,403)
Pension and postretirement contributions	(1,440)	(1,883)
Other	(726)	(1,089)
Cash flows provided by operating activities	70,955	44,909
Cash flows from investing activities:
Purchases of property and equipment	(20,865)	(31,543)
Purchases of assets intended for sale and leaseback	(1,770)	(3,274)
Proceeds from the sale and leaseback of assets	2,466	5,803
Proceeds from the sale of company-operated restaurants	138	1,021
Collections on notes receivable	298	441
Acquisition of franchise-operated restaurants	—	324
Other	51	(28)
Cash flows used in investing activities	(19,682)	(27,256)
Cash flows from financing activities:
Borrowings on revolving credit facilities	231,000	176,000
Repayments of borrowings on revolving credit facilities	(167,000)	(97,000)
Principal repayments on debt	(14,438)	(8,479)
Dividends paid on common stock	(12,962)	(10,592)
Proceeds from issuance of common stock	4,756	492
Repurchases of common stock	(115,354)	(100,000)
Excess tax benefits from share-based compensation arrangements	3,981	2,020
Change in book overdraft	7,804	9,295
Cash flows used in financing activities	(62,213)	(28,264)
Effect of exchange rate changes on cash	—	(32)
Net decrease in cash	(10,940)	(10,643)
Cash at beginning of period	17,030	17,743
Cash at end of period	$6,090	$7,100

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA
(Unaudited)

	Sixteen Weeks Ended
	January 22, 2017	January 17, 2016
Revenues:
Company restaurant sales	75.3%	75.0%
Franchise rental revenues	14.6%	14.8%
Franchise royalties and other	10.1%	10.2%
Total revenues	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	29.7%	30.8%
Payroll and employee benefits (1)	29.1%	27.7%
Occupancy and other (1)	22.6%	22.0%
Total company restaurant costs (1)	81.4%	80.5%
Franchise occupancy expenses (2)	72.0%	74.9%
Franchise support and other costs (3)	7.8%	10.2%
Selling, general and administrative expenses	11.4%	14.0%
Impairment and other charges, net	1.0%	0.4%
Gains on the sale of company-operated restaurants	—%	(0.2)%
Earnings from operations	15.0%	13.3%
Income tax rate (4)	38.7%	37.6%

____________________________

(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 22, 2017		January 17, 2016
Jack in the Box:
Company restaurant sales	$238,571		$236,279
Company restaurant costs:
Food and packaging	67,989	28.5%	73,133	31.0%
Payroll and employee benefits	70,183	29.4%	65,689	27.8%
Occupancy and other	48,850	20.5%	48,171	20.4%
Total company restaurant costs	187,022	78.4%	186,993	79.1%
Restaurant margin	$51,549	21.6%	$49,286	20.9%
Qdoba:
Company restaurant sales	$128,699		$116,942
Company restaurant costs:
Food and packaging	40,947	31.8%	35,778	30.6%
Payroll and employee benefits	36,738	28.5%	32,218	27.6%
Occupancy and other	34,194	26.6%	29,528	25.3%
Total company restaurant costs	111,879	86.9%	97,524	83.4%
Restaurant margin	$16,820	13.1%	$19,418	16.6%

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 22, 2017	January 17, 2016
Franchise rental revenues	$71,469	$69,738

Royalties	48,019	46,662
Franchise fees and other	1,175	1,202
Franchise royalties and other	49,194	47,864
Total franchise revenues	120,663	117,602

Rental expense	42,223	42,172
Depreciation and amortization	9,226	10,047
Franchise occupancy expenses	51,449	52,219
Franchise support and other costs	3,838	4,862
Total franchise costs	55,287	57,081
Franchise margin	$65,376	$60,521
Franchise margin as a % of franchise revenues	54.2%	51.5%

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION
(In thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 22, 2017	January 17, 2016
Revenues by segment:
Jack in the Box restaurant operations	$353,181	$347,583
Qdoba restaurant operations	134,752	123,240
Consolidated revenues	$487,933	$470,823
Earnings from operations by segment:
Jack in the Box restaurant operations	$92,404	$85,690
Qdoba restaurant operations	8,732	8,737
Shared services and unallocated costs	(28,156)	(32,731)
Gains on the sale of company-operated restaurants	137	818
Consolidated earnings from operations	73,117	62,514
Interest expense, net	12,717	8,175
Consolidated earnings from continuing operations and before income taxes	$60,400	$54,339
Total depreciation expense by segment:
Jack in the Box restaurant operations	$19,289	$20,473
Qdoba restaurant operations	6,492	5,588
Shared services and unallocated costs	1,974	2,225
Consolidated depreciation expense	$27,755	$28,286

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box ("JIB") and Qdoba company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION
(Unaudited)

	January 22, 2017			January 17, 2016
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	417	1,838	2,255	413	1,836	2,249
New	2	7	9	—	5	5
Refranchised	—	—	—	(1)	1	—
Acquired from franchisees	—	—	—	1	(1)	—
Closed	—	(3)	(3)	—	(1)	(1)
End of period	419	1,842	2,261	413	1,840	2,253
% of JIB system	19%	81%	100%	18%	82%	100%
Qdoba:
Beginning of year	367	332	699	322	339	661
New	9	8	17	9	6	15
Closed	—	(4)	(4)	(1)	(1)	(2)
End of period	376	336	712	330	344	674
% of Qdoba system	53%	47%	100%	49%	51%	100%
Consolidated:
Total system end of period	795	2,178	2,973	743	2,184	2,927
% of consolidated system	27%	73%	100%	25%	75%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291